EL POLLO LOCO HOLDINGS, INC. 8-K

Exhibit 99.1

El Pollo Loco Holdings, Inc. Adopts Limited-Duration Shareholder Rights Plan

Board Takes Action in Response to Biglari Capital’s Rapid Stock Accumulation

Board Committed to Protecting Long-Term Value for All Shareholders

COSTA MESA, Calif., August 9, 2023 (GLOBE NEWSWIRE) – El Pollo Loco Holdings, Inc. (“El Pollo Loco” or the “Company”) (Nasdaq: LOCO) today announced that its Board of Directors has unanimously adopted a limited-duration shareholder rights plan (“Rights Plan”) to protect the best interests of all El Pollo Loco shareholders. The Rights Plan is effective immediately and will expire on August 7, 2024. The Board may consider an earlier termination of the Rights Plan if circumstances warrant.

The limited-duration Rights Plan was adopted in response to the rapid and significant accumulation of El Pollo Loco stock by Biglari Capital Corp. (together with its affiliates, “Biglari Capital”). Biglari Capital initially disclosed that it had acquired approximately 9.1% of the Company’s outstanding shares in a securities filing on July 28, 2023. Pursuant to a securities filing made yesterday, Biglari Capital disclosed that exactly one week later, on August 4, 2023, it had already increased its ownership in the Company beyond 10%, and as of August 8, 2023, it held 11.3% (which represents over 12% of the Company after taking into account the repurchase announced yesterday). In adopting the rights plan, the Board noted that Biglari Capital has a track record of acquiring substantial and sometimes controlling interests in public restaurant companies.

The Rights Plan is intended to enable the Company’s shareholders to realize the long-term value of their investment, ensure that all shareholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against tactics to gain control of the Company without paying all shareholders an appropriate premium for that control. The Rights Plan applies equally to all current and future shareholders and is not intended to deter offers or preclude the Board from considering offers that are fair and otherwise in the best interest of the Company’s shareholders.

“El Pollo Loco’s Board is committed to protecting our shareholders,” said William R. Floyd, Chair of the Board. “The adoption of this Rights Plan is intended to ensure that shareholders are able to realize the full potential of their investment in the Company and to prevent any third party from obtaining control of El Pollo Loco in a manner and at a price that are not in the best interests of the Company’s shareholders.”

The Rights Plan is similar to plans adopted by other publicly traded companies. Pursuant to the Rights Plan, El Pollo Loco is issuing one right (“Right”) for each share of common stock as of the close of business on August 18, 2023. The Rights will initially trade with El Pollo Loco common stock and will generally become exercisable only if any person (or any persons acting as a group) acquires 12.5% or more of the Company’s outstanding common stock (the “triggering percentage”). The Rights Plan does not aggregate the ownership of shareholders “acting in concert” unless and until they have formed a group under applicable securities laws. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount or the Company may exchange each right held by such holders for one share of common stock. Under the Rights Plan, any person which currently owns more than the triggering percentage may continue to own its shares of common stock but may not acquire any additional shares without triggering the Rights Plan. Except as provided in the Rights Plan, the Board is entitled to redeem the rights at $0.001 per right.

Further details about the Rights Plan will be contained in a Form 8-K to be filed by El Pollo Loco with the SEC.

Spotlight Advisors, LLC is serving as strategic advisor and Kirkland & Ellis LLP is acting as legal advisor to El Pollo Loco.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 490 company-owned and franchised restaurants in Arizona, California, Nevada, Colorado, Texas, Utah, and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

Statements in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include without limitation statements relating to the effects and intended benefits of the Rights Plan, as well as other statements representing management’s beliefs about future events, transactions, strategies, operations and financial results. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “intends” or “estimates” or similar expressions) should also be considered to be forward-looking statements. Forward-looking statements are based on the Company’s current assumptions regarding future business and financial performance. These statements, by their nature, address matters that are subject to risks and uncertain to different degrees. These statements involve a number of factors that could cause actual results to differ materially. The factors that may cause actual outcomes to differ from the forward-looking statements herein include without limitation the risk factors discussed in the “Risk Factors” section of the Company’s Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2023, as such factors may be updated from time to time in the Company’s periodic filings with the SEC. Copies of the Company’s Form 10-K and other periodic filings are available from the SEC or from the Company’s website. The forward-looking statements included in this release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements. The Company qualifies all of its forward-looking statements by these cautionary statements.

Investor Contact:

Jeff Priester

ICR

Investors@elpolloloco.com

Media Contact:

Carmen Hernandez

Edible

EPL.Media@Edible-Inc.com